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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Information" in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Cliffs Drilling Company for the registration of the Company's $50 million Senior Notes due 2003, Series D and to the incorporation by reference therein of our report dated February 21, 1997, with respect to the consolidated financial statements and schedule of Cliffs Drilling Company included in its Annual Report (Form 10-K/A (Amendment No. 3)) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP

Houston, Texas

November 12, 1997